EXHIBIT 99.1

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

Board of Directors

RITA Medical Systems, Inc.

967 North Shoreline Blvd.

Mountain View, California 94043

Members of the Board:

Wells Fargo Securities, LLC (“Wells Fargo”) hereby consents to the inclusion of the opinion letter of Wells Fargo, dated May 12, 2004, to the board of directors of RITA Medical Systems, Inc. (“RITA”) as Annex B to, and to the references thereto under the captions “SUMMARY – Opinion of RITA’s Financial Advisor,” “THE PROPOSED MERGER – Background of the Merger,” “THE PROPOSED MERGER – Reasons of RITA’s Board of Directors for the Merger” and “THE PROPOSED MERGER – Opinion of RITA’s Financial Advisor – Wells Fargo Securities, LLC” in, the joint proxy statement/prospectus of RITA relating to the proposed merger involving RITA and Horizon Medical Systems, Inc. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Wells Fargo Securities, LLC

June 9, 2004